                                                                     EXHIBIT 2.2




                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                             CARSDIRECT.COM, INC.,

                          POTAMKIN AUTO CENTER, LTD.,

               ROBERT M. POTAMKIN, ALAN H. POTAMKIN, TED BESSEN

                       AND PLANET AUTOMOTIVE GROUP, INC.

                                  Dated as of
                               October 19, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I...............................................................      2

         1.1    Purchase and Sale.........................................    2
         1.2    Assumption of Liabilities.................................    2
         1.3    Consideration for Assets;  TED's Employment...............    3
         1.4    Sales and Use Taxes.......................................    5
         1.5    Closing...................................................    5

ARTICLE II................................................................    6

         2.1    Organization of Seller....................................    7
         2.2    Capitalization............................................    7
         2.3    Authority; Consents.......................................    7
         2.4    Taxes.....................................................    8
         2.5    Restrictions on Business Activities.......................    8
         2.6    Absence of Liens and Encumbrances.........................    9
         2.7    Agreements, Contracts and Commitments.....................    9
         2.8    Litigation................................................    9
         2.9    Employee Arrangements.....................................    9
         2.10   Compliance with Laws......................................    9
         2.11   Seller Financial Statements...............................    9
         2.12   Leases....................................................    10
         2.13   Intellectual Property.....................................    10
         2.14   Qualified Dealer..........................................    11
         2.15   Absence of Material Changes...............................    11
         2.16   Investment Representations................................    11

ARTICLE III...............................................................    12

         3.1    Organization and Standing.................................    12
         3.2    Corporate Power...........................................    12
         3.3    Subsidiaries..............................................    12
         3.4    Capitalization............................................    12
         3.5    Authorization.............................................    13
         3.6    Proprietary Rights........................................    13
         3.7    Registration Rights.......................................    13
         3.8    Governmental Consent, etc.................................    14
         3.9    Permits...................................................    14

ARTICLE IV................................................................    14

         4.1    Confidentiality...........................................    14
         4.2    Expenses..................................................    14

         4.3    Bulk Sales................................................    15
         4.4    Trademark, Transfer, License and Covenant Not to Compete..    15
         4.5    Right of First Offer......................................    21
         4.6    Employees.................................................    22
         4.7    Services Agreement........................................    22
         4.8    Qualified Dealer Registration.............................    23
         4.9    Dealership Arrangements...................................    24
         4.10   Inventory Agreement.......................................    24
         4.11   Real Estate Agreement.....................................    24
         4.12   Advertising Rates.........................................    24
         4.13   Public Disclosure.........................................    24
         4.14   Excluded Assets...........................................    24
         4.15   Waiver of Jury Trial......................................    24
         4.16   Retention of Records......................................    25
         4.17   No Finders or Brokers.....................................    25
         4.18   Investor Rights Agreement.................................    25

ARTICLE V.................................................................    25

         5.1    Additional Conditions to Obligations of Seller and the
                Shareholders..............................................    25
         5.2    Additional Conditions to the Obligations of Buyer.........    26

ARTICLE VI................................................................    27

         6.1    Survival and Limitations of Claims........................    27
         6.2    Indemnification...........................................    28

ARTICLE VII...............................................................    34

         7.1    Termination...............................................    34
         7.2    Effect of Termination.....................................    35
         7.3    Amendment.................................................    35
         7.4    Extension; Waiver.........................................    35
         7.5    Effect of Closing.........................................    36

ARTICLE VIII..............................................................    36

         8.1    Specific Performance......................................    36
         8.2    Notices...................................................    36
         8.3    Interpretation............................................    37
         8.4    Counterparts..............................................    37
         8.5    Entire Agreement; Nonassignability; Parties in Interest...    38
         8.6    Severability..............................................    38
         8.7    Remedies Cumulative; Attorneys' Fees......................    38
         8.8    Governing Law.............................................    39
         8.9    Rules of Construction.....................................    39

                           ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 19, 1999, by and among CarsDirect.com, Inc., a Delaware corporation ("Buyer"), Potamkin Auto Center, Ltd., a New York corporation ("Seller"), and Alan H. Potamkin, an individual ("AHP"), Robert M. Potamkin, an individual ("RMP") and Ted Bessen, an individual ("TED") (AHP, RMP and TED are sometimes individually referred to as a "Shareholder" and, collectively as the "Shareholders"), and, for the purposes of Section 4.4 hereof, Planet Automotive Group, Inc., a Florida corporation ("Planet").

                                   RECITALS

         A. Seller has been engaged in the business of selling and leasing new and used motor vehicles.

         B. Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, on the terms and subject to the conditions set forth herein, the assets of Seller described herein (such transaction herein referred to as the "Acquisition").

          C. The Board of Directors of each of the parties believe it is in the best interests of their respective companies and shareholders that the Acquisition be consummated and, in furtherance thereof, has approved the Acquisition.

          D. In connection with the Acquisition, and as a material inducement to the parties to enter into this Agreement, Buyer and Seller are contemporaneously entering into an Inventory Agreement substantially in the form attached hereto as Exhibit A (the "Inventory Agreement").

          E. In connection with the Acquisition, and as a material inducement to the parties to enter into this Agreement, Buyer and Seller are contemporaneously entering into a Real Estate Agreement substantially in the form attached hereto as Exhibit B (the "Real Estate Agreement").

          F. In connection with the Acquisition, and as a material inducement to the parties to enter into this Agreement, Buyer and TED are contemporaneously entering into an Offer Letter substantially in the form attached hereto as Exhibit C (the "Offer Letter") and a Stock Option Agreement substantially in the form attached hereto as Exhibit D (the "Stock Option Agreement").

          G. Seller and Buyer desire to make certain representations and warranties and other agreements in connection with the Acquisition.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1  Purchase and Sale.
          -----------------

          (a) On the terms and subject to the conditions set forth in this Agreement, except for those assets, properties and rights set forth on Schedule
1.1 hereto which will not be conveyed, transferred, assigned or delivered to Buyer (the "Excluded Assets"), Seller will sell, convey, transfer, assign and deliver to Buyer and Buyer will purchase and acquire from Seller on the Closing Date (as defined in Section 1.5), all of Seller's right, title and interest in and to all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise relating to or utilized in the business of Seller, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller and wherever located (the "Assets") free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens").

          (b) The Assets shall include, without limitation, all rights of Seller and, to the extent any such rights exist as of the Closing Date (or derived from rights that exist as of the Closing Date), of the Shareholders and their affiliates, to conduct activities specified under Section 415 of the Vehicle and Traffic Law of the State of New York ("New York Dealer Law") as a result of meeting the criteria of a "Qualified Dealer" pursuant to subdivision 1, paragraph g of Section 415 of New York Dealer Law (when used in this Agreement, "Qualified Dealer" shall have the meaning set forth in subdivision 1, paragraph g of Section 415 of New York Dealer Law). To the extent that Seller acquires any rights after the date of this Agreement by virtue of being deemed a Qualified Dealer under New York Dealer Law, this Agreement shall be deemed an automatic transfer of such rights to Buyer, without any further action on the part of Buyer, Seller, the Shareholders or their affiliates, the payment of additional consideration by Buyer to Seller, the Shareholders or their affiliates.

     1.2  Assumption of Liabilities.
          -------------------------

          (a) Buyer expressly is not assuming any obligations or liabilities, whether accrued, absolute, contingent, matured, unmatured or other, of Seller, the Shareholders or their respective affiliates. To the extent that Buyer assumes any agreement required to be set forth in Section 2.7 of the Seller Schedule ("Assignable Contracts"), which assumption shall be at Buyer's sole option exercisable within 90 days of the Closing Date (subject to Seller's consent not to be unreasonably withheld). Buyer shall also assume and be responsible for liabilities thereunder arising after the date of assumption (other than those caused by an act or omission of Seller or its affiliates). If the assignment to Buyer of an Assignable Contract is subject to the consent of a third party, the assignment shall be conditioned upon such consent. Buyer and Seller each shall reasonably cooperate in obtaining any such consent. If such consent is not obtained, at Buyer's request Seller will perform under such contract for Buyer's benefit and Buyer will indemnify Seller for any Losses (as defined in Section 6.2(a)) resulting from such performance. Subject to Article VI, Seller and the

Shareholders will severally indemnify and hold Buyer harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages (including reasonable attorneys' fees) incurred or suffered by Buyer related to or arising out of any liabilities or obligations to third parties of Seller or any of Seller's stockholders, affiliates or successors, including without limitation the following liabilities or obligations: (1) any liability or obligation for any Taxes (as defined in Section 2.4) incurred or accrued by Seller for any period or any liability for Taxes of any person or entity attributable to the Assets for any period or portion of any period ending on or prior to the Closing Date; (2) any liability or obligation of Seller as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done or suffered to be done by the Seller or any of its directors, officers, employees, or agents to third parties; or (3) any liability or obligation of Seller relating to or in connection with any product liability or warranty matters relating to Seller's products (i.e., motor vehicles), or the return of Seller's products from customers or any other person or entity.

          (b) Subject to Article VI, Buyer will indemnify and hold Seller and Shareholders harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages (including reasonable attorney's fees) incurred or suffered by Seller or Shareholders related to or arising out of any liabilities or obligations to third parties of Buyer, including without limitation the following liabilities or obligations: (1) any liability or obligation for any Taxes accrued by Buyer for any period or any liability for Taxes of any person or entity attributable to the Assets for any period or portion of any period commencing after the Closing Date; (2) any liability or obligation of Buyer as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done or suffered to be done by Buyer or any of its directors, officers, shareholders, employees or agents after the Closing Date; or (3) any liability or obligation of Buyer relating to or in connection with any product liability or warranty matters relating to Buyer's products (i.e., motor vehicles), inventory provided by Seller under the Inventory Agreement or the return of any product from customers or any other person or entity.

     1.3  Consideration for Assets; TED's Employment.
          ------------------------------------------

          (a) On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Assets by Seller to Buyer and the other transactions contemplated hereby, Buyer shall issue and deliver to Seller at the Closing One Million Two Hundred Fifty Thousand (1,250,000) shares (the "Closing Shares") of the Common Stock of Buyer (the "Buyer Common Stock").

          (b) Buyer shall, at the Closing, issue to and hold for the benefit of Seller (with Seller having the ability to receive cash dividends and to vote such shares) an aggregate of Four Hundred Thousand (400,000) shares of Buyer Common Stock (the "Additional Shares" and, together with the Closing Shares, the "Shares"), to be delivered to Seller (or a Permitted Transferee (as defined in Section 4.5(c)) designated by Seller) in increments of 33,333 shares (subject to adjustment pursuant to Section 1.3(f))on each of the Payment Dates (as defined below), except that 33,337 shares (subject to adjustment pursuant to Section 1.3(f)) shall be delivered on September 30, 2002, in each case if, but only if, on the applicable Payment Date the Earnout Condition (as defined below) is satisfied or deemed satisfied. If the Earnout Condition is not satisfied or is deemed not satisfied, the Additional Shares required to be delivered to Seller (or its Permitted Transferees) hereunder on or after the date, but not before the date, that the Earnout Condition is not satisfied or deemed not satisfied shall be automatically cancelled, and Buyer shall have no further obligation to deliver any Additional Shares.

          (c) In the event that Buyer terminates TED's employment without Cause (as defined below), the Earnout Condition shall be deemed thereafter satisfied. If TED terminates his employment with Buyer voluntarily for a reason other than Buyer's failure to provide TED with his salary or employment-related benefits as set forth in the Offer Letter, the Earnout Condition shall be deemed thereafter not satisfied.

          (d) Upon the (i) death or Disability (as defined below) of TED between April __, 2000 and September 30, 2002, or (ii) TED's voluntary termination of his employment as a result of Buyer's failure to provide TED with salary or employment-related benefits as set forth in the Offer Letter, the Earnout Condition shall be deemed thereafter satisfied. Upon the death or Disability of TED prior to April 15, 2000, the Earnout Condition shall be deemed thereafter satisfied; provided, however, that in such event the number of Additional Shares deliverable pursuant to Section 1.3(b) shall be 200,000 shares, to be delivered to Seller (or its Permitted Transferees) in equal whole-share increments on each of the Payment Dates.

          (e) For the purposes of this Agreement, the following terms have the following definitions:

         "Cause" shall mean (a) TED's continued material failure to be present at work and perform his duties as an executive of Buyer having a principal office in the New York Metro Area (as defined in Section 4.4(h)) or such other area as TED consents to work (other than as a result of sickness, accident, Disability, family emergency or similar cause beyond his reasonable control, not including incarceration) after receipt of written warnings specifying the misconduct; (b) TED's engaging in willful misconduct that is demonstrably and materially injurious to Buyer; (c) TED's being convicted of or pleading guilty or nolo contendre to a felony not directly resulting from the operation of a
   --------------
motor vehicle; or (d) TED's committing an act of fraud against or the misappropriation of material property belonging to Buyer.

         "Disability" shall mean that TED, by reason of physical or mental illness or otherwise, is incapable of performing his employment-related duties for Buyer in any material respect for a continuous period of three (3) consecutive calendar months.

         "Earnout Condition" shall mean that, as of any Payment Date, TED is employed by Buyer as of such Payment Date and has remained in Buyer's employment since the Closing Date.

         "Payment Date" shall mean each of the following dates: December 31, 1999; March 31, 2000; June 30, 2000; September 30, 2000; December 31, 2000;
March 31, 2001; June 30, 2001;

September 30, 2001; December 31, 2001; March 31, 2002; June 30, 2002; and
September 30, 2002.

          (f) The shares of Buyer Common Stock issuable and deliverable pursuant to this Section 1.3 are subject to adjustment as set forth below:

               (i) The number and type of securities and/or other property issuable pursuant to this Section 1.3 shall be appropriately and proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number or character of outstanding shares of Buyer Common Stock, so that the number and type of securities and/or other property issuable pursuant to this Section 1.3 shall be equal to that which would have been issuable with respect to the number of shares of Buyer Common Stock subject hereto at the time of such event, had such shares of Buyer Common Stock then been outstanding.

               (ii) In case of any consolidation or merger of Buyer with or into any other corporation, entity or person, or any other corporate reorganization, in which Buyer shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, Seller at any time after the consummation or effective date of such Reorganization shall receive, in lieu of Buyer Common Stock issuable pursuant to this Section 1.3, the stock and other securities and property (including cash) to which Seller would have been entitled upon the date of such Reorganization if Buyer had issued and delivered all Shares to Seller prior to such date.

          (g) Set-Off. Buyer shall not have the right to set off obligations
              -------
owed to Buyer against the Additional Shares held by Buyer unless Buyer first obtains an arbitration award or judgment against Seller which is not satisfied within thirty (30) days after entry of award or judgment.

          (h) Arbitration. Any disputes arising under this Section 1.3 shall be
              -----------
resolved by arbitration with Buyer having the burden of proving that the Earnout Condition has not been satisfied or deemed satisfied.

     1.4 Sales and Use Taxes. Seller and Buyer shall equally bear and pay any
         -------------------
sales, use and transfer taxes arising out of the transfer of the Assets (the "Transfer Taxes"). To the extent permitted by law, Buyer and Seller shall cooperate fully with one another in minimizing Transfer Taxes. To the extent a taxing authority provides notice to either party of an audit of the Transfer Taxes, such party shall promptly notify the other and Buyer and Seller shall mutually assume responsibility for such audit and shall equally bear and pay when due any additional Transfer Taxes (plus interest and penalties) ultimately assessed with respect to the transfer contemplated by this Agreement.

     1.5  Closing.
          -------

          (a) Closing Date. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304 (and by facsimile at other locations), at 10:00 a.m. on the date which is two business days following satisfaction or waiver of the last of the conditions set forth in the Article V hereof, or on such other time and/or date as the parties agree (the date of the Closing is referred to herein as the "Closing Date").

          (b) Delivery at Closing. In addition to satisfaction or waiver of the
              -------------------
other conditions to the respective parties' obligations to consummate the Acquisition, at the Closing:

               (i) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments and other instruments and documents as Buyer may reasonably request to sell, convey, assign, transfer and deliver to Buyer good title to all the Assets free and clear of any and all Liens;

               (ii) Buyer shall issue and deliver the Closing Shares to Seller, and issue and hold for Seller's benefit the Additional Shares, each in accordance with Section 1.3;

               (iii) Buyer and TED shall deliver the executed Offer Letter and Stock Option Agreement; and

               (iv) Buyer and Seller shall deliver the executed Inventory Agreement and Real Estate Agreement.

          (c) Taking of Necessary Action; Further Action. Each party shall
              ------------------------------------------
execute and deliver such additional instruments and documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement, including without limitation, any actions required to vest Buyer with full right, title and possession of the Assets free and clear of all Liens and to vest Seller, the Shareholders and the Permitted Transferees, as applicable, with full right, title and possession of the Closing Shares (and, if the Earnout Condition is satisfied or deemed satisfied on the applicable Payment Dates, the Additional Shares) in accordance with Section 1.3 free and clear of all Liens. The Shareholders agree to cause Seller to perform its obligations hereunder. Each of the parties agrees to cooperate with the other parties in the preparation and filing of all forms, notifications, applications, reports and information, if any, required pursuant to any law, rule, or regulation in connection with the transactions contemplated by this Agreement.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                        OF THE SHAREHOLDERS AND SELLER
                        ------------------------------

         Seller and each Shareholder severally, subject to Article VI, represent and warrant to Buyer, subject to such exceptions as are specifically disclosed in the disclosure letter and referencing a specific representation supplied by Seller and the Shareholders to Buyer (the "Seller Schedule") as of the date hereof, as follows:

     2.1 Organization of Seller. Seller is a corporation duly organized, validly
         ----------------------
existing and in good standing under the laws of the State of New York. Seller has the corporate power to own its property and to carry on its business as now being conducted. Seller is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would result in a Buyer Harm. For the purposes of this Agreement, a "Buyer Harm" shall mean any
(1) material adverse effect on the Assets taken as a whole or Buyer's interest therein or use (or legal or other right to use) thereof following the Closing (which use is consistent with Seller's use prior to the Closing), or (2) Losses (as such term is defined in Section 6.2) of or to Buyer for which (without regard to Section 6.2(e) hereof) Buyer is entitled to indemnification hereunder including, without limitation, Losses resulting from any Lien on the Assets.

     2.2 Capitalization. Capitalization. The authorized share capital of Seller
         --------------
and a description of the currently issued and outstanding shares of Seller are set forth in Section 2.2 of the Seller Schedule, all of which shares are held by the Shareholders in the amounts set forth thereon, who each have good and valid title to their shares of Seller, free and clear of any Liens. All outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights in favor of third parties created by statute, the Certificate of Incorporation and Bylaws of Seller (the "Organizational Documents") or any agreement to which Seller is a party or by which it is bound; provided, however, that the outstanding shares of capital stock of Seller may be subject to restrictions on transfer under state or federal securities laws and under a shareholders' agreement. All consents under such shareholders' agreement necessary to complete the transactions contemplated by this Agreement have been obtained as of the date hereof and such agreement will have no effect upon Buyer's rights in or rights to use the Assets following the Closing. Except as set forth on Section 2.2 of the Seller Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Seller or any Shareholder is a party or by which it or he is bound obligating Seller or any Shareholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital shares of Seller or to grant, issue or enter into any option, warrant, call, right, commitment or agreement.

     2.3 Authority; Consents. Seller has all requisite corporate power and
         -------------------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller and the Shareholders and constitutes the valid and binding obligation of Seller and the Shareholders, enforceable in accordance with its terms. Except as otherwise disclosed on
Section 2.3(a) of the Seller Schedule, the execution and delivery of this Agreement by Seller does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, result in any material violation of, or material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Organization Documents, (ii) any mortgage, indenture, lease, contract or other agreement or instrument or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets in the case of clause (ii), other than as would not have a Buyer Harm. Except as otherwise disclosed on Section 2.3(b) of the Seller Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission having jurisdiction over Seller (a "Governmental Entity"), or any third party, is required by and with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than whose absence would not have a material adverse effect on the ability of Seller, the Shareholders or Buyer to effectuate the transactions contemplated hereby or otherwise result in a Buyer Harm.

          2.4 Taxes.
              -----

               (a) Definition of Taxes. For the purposes of this Agreement,
                   -------------------
"Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Other than as would not have a Buyer
                   ----------------------
Harm, Seller has filed within the time period for filing or any extension granted with respect thereto all federal, state, local, foreign and other returns, estimates and reports ("Tax Returns") which it is required to file and each such Tax Return has been completed in accordance with applicable law. Other than as would not have a Buyer Harm, Seller has paid all Taxes required under applicable law to be paid and has withheld with respect to its employees and paid to the appropriate taxing authority all federal, state and local income taxes, FICA, FUTA and any other Taxes required to be withheld. There are (and as of immediately following the Closing there will be) no Liens (other than statutory liens securing amounts not yet due or payable) on the Assets relating to or attributable to Taxes. Except as provided in Section 1.4, Buyer will not be responsible for the payment of any Taxes as a result of any of the transactions contemplated hereby, including without limitation, the payment of any sales, use or similar taxes by virtue of any state law providing for the liability of any successor in interest, or any similar law or regulation.

     2.5 Restrictions on Business Activities. Except as otherwise disclosed on
         -----------------------------------
Section 2.5 of the Seller Schedule, there is no agreement, commitment, judgment, injunction, law, rule, order or decree binding upon Seller or any Shareholder which has or could reasonably be expected to have the effect of prohibiting or impairing any use by Buyer of the Assets following the Closing and/or the carrying on of Seller's business by Buyer in substantially the same manner as generally conducted by Seller prior to the Closing or otherwise would result in a Buyer Harm.

     2.6 Absence of Liens and Encumbrances. Except as otherwise disclosed on
         ---------------------------------
Section 2.6 of the Seller Schedule, Seller has and at Closing will have good and valid title to all of the Assets, free and clear of any Liens. Seller has full corporate right and corporate power to (and at the Closing will) sell, convey, assign, transfer and deliver to Buyer good title to all the Assets, free and clear of all Liens.

     2.7 Agreements, Contracts and Commitments. Section 2.7 of the Seller
         -------------------------------------
Schedule sets forth a list of all agreements, contracts and commitments (written or oral) (the "Contracts") relating to the Assets to which Seller is a party or by which it is bound. Except for such (i) breaches, violations and defaults,
(ii) alleged breaches, violation and defaults, and (iii) events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, noted in Section 2.7 of the Seller Schedule and those which reasonably would not be expected to have a Buyer Harm, Seller is not currently in breach or violation of or in default under any of the terms or conditions of any Contract. Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.7 of the Seller Schedule, is not subject to any default thereunder of which Seller or any Shareholder has knowledge by any party obligated to Seller pursuant thereto.

     2.8 Litigation. Except as would not result in a Buyer Harm, there is no
         ----------
action, suit or proceeding of any nature pending or, to Seller's or any Shareholder's knowledge, threatened against Seller, the Assets or any of Seller's officers or directors in their respective capacities as such, nor, to the knowledge of Seller and the Shareholders, is there any basis therefor that is reasonably likely to be asserted and that would result in a Buyer Harm. Except as would not result in a Buyer Harm, there is no investigation pending or, to Seller's and the Shareholders' knowledge, threatened against Seller, its properties or assets, or any of its officers or directors (nor, to the knowledge of Seller and the Shareholders, is there any basis therefor) by or before any Governmental Entity.

     2.9 Employee Arrangements. No employee of Seller is subject to any
         ---------------------
agreement with Seller that would preclude the employment by Buyer of such individual, or result in an obligation of Buyer to make any payments to any person or entity in connection with such previous employment by Seller or its affiliates if any such employee is hired by Buyer.

     2.10 Compliance with Laws. To the extent that noncompliance would have a
          --------------------
Buyer Harm, Seller has complied with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

     2.11 Seller Financial Statements. Except as otherwise disclosed on Section
          ---------------------------
2.11 of the Seller Schedule, Seller's Balance Sheet as of July 31, 1999, Statement of Operations from the period January 1, 1999 to July 31, 1999, and the accompanying footnotes which are an integral part thereof, copies of which are attached to Section 2.11 of the Seller Schedule (the "Seller Financials")
(i) have been prepared in good faith based on the consolidated books and records of Seller, (ii) present fairly in all material respects the financial condition and operating results of Seller as of July 31, 1999 and during the period then ended, subject to normal year-end adjustments, and (iii) accurately set forth sales by new and used units sold (by location), net sales and gross profit for such periods.

     2.12   Leases.  Section 2.12 of the Seller Schedule contains a complete
            ------
and accurate list of all leases pursuant to which Seller currently leases real property from others. Seller has made available to Buyer a true, correct and complete copy of each of the leases listed in Section 2.12 of the Seller Schedule.

     2.13   Intellectual Property.
            ---------------------

            (a)  Definitions.  For the purposes of this Agreement, the following
                 -----------
terms have the following definitions:

     "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Transferred Intellectual Property" means all Intellectual Property owned by Seller that is embodied by, necessary to, or that would (absent a license from Seller) be infringed by, the copying, making, using, selling, distribution or other exploitation of the Assets.

            (b) Section 2.13 of the Seller Schedule lists all Transferred Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, including (i) patents, patent applications (including provisional applications), and (ii) registered copyrights and applications for copyright registration.

            (c) Except as set forth in Section 2.13 of the Seller Schedule, Seller has not transferred ownership of, or granted any license with respect to, any Intellectual Property that is Transferred Intellectual Property, to any other person. No Transferred Intellectual Property is the subject of any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts or would restrict in any manner the use, transfer or licensing thereof by Buyer or may affect the validity, use or enforceability of such Transferred Intellectual Property.

            (d) Neither Seller nor any Shareholder has received notice from any person claiming that the Assets or any conduct of Seller or the Shareholders related to the Assets infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     2.14   Qualified Dealer. Seller meets the criteria of a "Qualified Dealer,"
            ----------------
as such term is, as of the date of this Agreement, set forth in the text of subdivision 1, paragraph g of Section 415 of New York Dealer Law. Seller and the Shareholders represent and warrant that, other than Seller, no Shareholder or entity within the control of Seller or any Shareholder meets the criteria of a "Qualified Dealer," as such term is, as of the date of this Agreement, set forth in the text of subdivision 1, paragraph g of Section 415 of New York Dealer Law

     2.15   Absence of Material Changes. Except as set forth in Section 2.15 of
            ---------------------------
the Seller Schedule, Seller has not, since July 31, 1999:

            (a) Declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any securities, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

            (b) Acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to its business; or

            (c) Sold, leased, licensed or otherwise disposed of or encumbered any material Assets, including without limitation any rights as a Qualified Dealer.

     2.16   Investment Representations.  Seller and each of the Shareholders:
            --------------------------

            (a) understands that Buyer is a new business, has a limited operating history and has in the past and may for the foreseeable future experience significant operating losses;

            (b) understands that no public market now exists for any of the securities issued by Buyer and that Buyer has made no assurances that a public market will ever exist for Buyer's securities;

            (c) believes it has received all information it considers necessary or appropriate for deciding whether to invest in the Shares;

            (d) represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer; and

            (e) acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

     2.17   Disclosure. No representation or warranty of Seller or the
            ----------
Shareholders in this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein to make the statement made, in the context in which made, not materially false or misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer represents and warrants to Seller and the Shareholders, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Buyer and referencing a specific representation supplied by Buyer to Seller (the "Buyer Schedule") as of the date hereof, as follows:

     3.1  Organization and Standing. Buyer is a corporation duly organized and
          -------------------------
existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Buyer has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Buyer is presently qualified to do business as a foreign corporation in California and there is no other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business or financial condition of Buyer.

     3.2  Corporate Power. Buyer has all requisite legal and corporate power and
          ---------------
authority to execute and deliver this Agreement, to sell and issue the Buyer Common Stock hereunder and to carry out and perform its obligations under the terms of this Agreement.

     3.3  Subsidiaries. Except for Autodata Solutions Company, a Nova Scotia
          ------------
unlimited liability company, Autodata, Inc., a Delaware corporation, and CD1Financial.com, LLC, a Delaware limited liability company, Buyer has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

     3.4  Capitalization. The authorized capital stock of Buyer consists of
          --------------
43,845,000 shares of Common Stock and 29,503,572 shares of Preferred Stock, 10,000,000 of which have been designated Series A Preferred Stock, 9,558,572 of which have been designated Series B Preferred Stock and 9,945,000 of which have been designated Series C Preferred Stock. As of the date of this Agreement, 4,560,821 shares of Common Stock (not including shares issued pursuant to the exercise of options granted under Buyer's 1998 Stock Option Plan), 10,000,000 shares of Series A Preferred Stock, 9,545,584 shares of Series B Preferred Stock and 9,757,523 shares of Series C Preferred Stock will be outstanding. All currently outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with applicable securities laws. Of the 7,700,000 shares of Common Stock of Buyer reserved for issuance under Buyer's 1998 Stock Option Plan, options to purchase fewer than 7,700,000 shares have been granted. In accordance with the Operating Agreement of CD1Financial.com, LLC, dated as of May 28, 1999, Buyer has an obligation to issue shares of Common Stock (i) pursuant to the exercise of a warrant issued to BANK ONE CORPORATION and (ii) in exchange for Additional Members' (defined in the Operating Agreement) respective Allocation Percentages (defined in the Operating Agreement). Except as set forth above, there are no options, warrants or other rights to purchase or acquire any of Buyer's authorized and unissued capital stock.

     3.5  Authorization. All corporate action on the part of Buyer, its
          -------------
directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, the authorization, sale, issuance and delivery of the Shares, and the performance of Buyer's obligations under this Agreement has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Buyer, shall constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and the Shares will be free of any Liens other than any Liens created by Seller, a Shareholder or Permitted Transferee; provided, however, that the Shares may be subject to restrictions on transfer under state or federal securities laws and restrictions set forth in this Agreement and in the Rights Agreement. The issuance of the Shares is not subject to any preemptive rights or rights of first refusal.

     3.6  Proprietary Rights. Buyer has title and ownership of, or full right to
          ------------------
use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and, to Buyer's knowledge, without any conflict with or infringement of the rights of others. Other than as would not have a material adverse effect on Buyer, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Buyer bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Other than as would not have a material adverse effect on Buyer, Buyer has not received any communications alleging that Buyer has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade proprietary rights of any other person or entity. Other than as would not have a material adverse effect on Buyer, to the knowledge of Buyer, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Buyer or that would conflict with Buyer's business as currently conducted. Neither the execution and delivery of this Agreement, nor the carrying on of Buyer's business by the employees of Buyer, nor the conduct of Buyer's business as currently conducted, will, to Buyer's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Buyer does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Buyer.

     3.7  Registration Rights. Except as set forth in the Rights Agreement,
          -------------------
Buyer is not under any contractual obligation to register under the Securities Act of 1933, as amended (the "Securities

Act"), any of its presently outstanding securities or any of its securities which may hereafter be issued.

     3.8  Governmental Consent, etc. No consent, approval order or authorization
          -------------------------
of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Buyer is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, (other than with respect to dealer licenses under New York state law) and except the qualification (or taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares under applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     3.9  Permits. Buyer has or is investigating the requirements for any
          -------
material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties, or financial condition of Buyer, and Buyer believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. To its knowledge, Buyer is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1  Confidentiality. Each of the parties hereto hereby agrees to keep the
          ---------------
terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or take other available action), (f) which is disclosed in the course of any litigation between any of the parties hereto or
(g) which is disclosed pursuant to Section 4.13.

     4.2  Expenses. All fees and expenses incurred in connection with the
          --------
Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     4.3  Bulk Sales. Buyer hereby agrees to waive the requirement, if any, that
          ----------
Seller comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, however, that Seller and the Shareholders agree, subject to Article VI, to indemnify and hold harmless Buyer with respect to any noncompliance with such laws and Buyer's waiver with respect thereto.

     4.4  Trademark, Transfer, License and Covenant Not to Compete. For purposes
          --------------------------------------------------------
of this Section 4.4, certain capitalized terms shall have the meanings therefor set forth in Section 4.4(h).

          (a)  Trademark, Transfer and License.
               -------------------------------

               (i)    Transfer and License Grants. Subject to the terms and
                      ---------------------------
conditions of this Agreement, Licensors hereby (i) grant to Buyer and Buyer accepts from Licensors, a worldwide, royalty-free, fully paid-up license to use the Non-Exclusive Marks for the Term and (ii) transfer to Buyer all of their right, title and interest in and to the Exclusive Marks and the goodwill represented thereby in each case only in connection with the Sale and promotion of Automobiles, including the online Sale and promotion of Automobiles. Such transfer and license shall include without limitation for the respective Term Buyer's right to register in Buyer's, or Buyer's affiliates', own name Internet domain names incorporating the Marks. Except with respect to the use of the name "POTAMKIN" in a Mark, Buyer shall not use the name "POTAMKIN" for any purpose without the prior written consent of Seller's Designee, which consent maybe withheld in the sole discretion of Seller's Designee. Buyer acknowledges and agrees that Seller and the Shareholders do not make, and have not made, any representations or warranties relating to use or ownership of the Marks, except that Seller and the Shareholders represent and warrant that, as of the date of this Agreement, no Non-Competing Party (as defined in Section 4.4(b)) has authorized any third party or any related party to use the Marks and, as between the Non-Competing Parties, only Licensors are authorized to use the Marks.

               (ii)   Exclusivity. Subject to the terms and conditions of this
                      -----------
Agreement, the grants set forth above shall be exclusive (including as to Licensors) with respect to the Marks. If Licensors have recorded as an Internet domain name any Marks, Licensors shall transfer such domain names to Buyer for the respective Term. Notwithstanding any provision to the contrary herein, the Marks may not be used for any purpose other than in connection with the Sale of Automobiles.

               (iii)  Forfeiture of Marks. The use of the Marks by Buyer shall
                      -------------------
be subject to the following limitations:

                      (1) If Buyer commits an act that results in a material adverse effect on the goodwill of the Marks and which subjects any Licensor or any Non-Competing Party to public hatred, scorn, obloquy or shame (such event, an "Event of Obloquy"), Buyer shall take prompt action to cease or otherwise cure such conduct which gave rise to such Event of Obloquy. Following the occurrence of a second Event of Obloquy and upon written notice from Seller's Designee evidencing that such Event of Obloquy has occurred, Buyer shall, not later than six (6) months following the date of receipt of such notice, discontinue use of the Marks and all rights with respect to such Marks shall revert back to Seller's Designee.

                      (2) All rights to the Marks shall automatically revert back to Seller's Designee if:

                          a) Buyer files any petition or action for relief under
any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing; or

                          b) An involuntary petition is filed against Buyer
(unless such petition is dismissed or discharged within sixty (60) days), under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Buyer (unless such appointment is rescinded or removed within sixty (60) days).

                      (3) If, at any time after the date of this Agreement, a Mark is due to enter the public domain as a result of Buyer's failure to use such Mark, then Seller's Designee shall provide Buyer written notice of such fact. If Buyer does not then use such Mark, then, immediately prior to such Mark's entry into the public domain, all rights to such Mark shall revert back to Seller's Designee.

               (iv)   Maintenance of Marks.
                      --------------------

                      (1) Buyer shall not enter into any agreement with any third party that in any way alters, diminishes or restricts the rights of Licensors in the Marks or places any restrictions or conditions upon the use or appearance of the Marks other than as used by Buyer or as set forth in this Agreement.

                      (2) Other than as set forth in Section 4.4(a)(i), Buyer shall not without the prior written consent of Seller's Designee (which consent shall not be unreasonably withheld) prosecute any application for the registration of any Mark.

          (b)  Restricted Activities.
               ---------------------

               (i) In order to protect and realize the value and goodwill associated with the Assets and as an inducement to Buyer to enter into this Agreement, neither Seller, the Shareholders nor Planet (collectively, the "Non-Competing Parties") shall, nor shall they permit any of their subsidiaries or affiliates now or hereafter under their control, to (each of the following activities, a "Restricted Activity"):

                      (1) Commencing on the Closing Date and ending on June 15, 2000, Operate a Consolidated Internet Site.

                          a) Notwithstanding this Section 4.4(b)(i)(1) to the
contrary, Non-Competing Parties (i) located within the same geographic metropolitan area (e.g., the Miami Metro Area) may Engage in the Sale of Automobiles from a Consolidated Internet Site if but only if the Automobiles offered on such Consolidated Internet Site bear a nameplate for which any Non-Competing Party now or hereafter controls a franchised dealership in such geographic metropolitan area and (ii) may link their Internet sites together.

                      (2) Commencing on the Closing Date and ending on April 15, 2001, Engage in the use, licensing or any other exploitation of any Restricted Mark online in connection with the Sale of Automobiles.

                          a) Notwithstanding this Section 4.4(b)(i)(2) to the
contrary, but subject to Section 4.4(b)(i)(3), below, (i) any Automobile dealer located within the New York Metro Area, now or hereafter controlled by a Non-Competing Party, may use those marks listed on Schedule 4.4(b) hereto (the "Schedule 4.4(b) Marks") in connection with the Sale of Automobiles, provided that such Automobiles bear a nameplate for which any Non-Competing Party now or hereafter owns or controls a franchised dealership in the New York Metro Area and (ii) Planet may use the Schedule 4.4(b) Marks for the purpose of linking to Internet sites of the Automobile dealers referred to in clause (i) of this paragraph.

                          b) Notwithstanding this Section 4.4(b)(i)(2) to the
contrary, (i) any Automobile dealer located within the Miami Metro Area, now or hereafter controlled by a Non-Competing Party, may use all Restricted Marks (except for the Licensed Marks) in connection with the Sale of Automobiles, provided such Automobile bears a nameplate for which any Non-Competing Party now or hereafter owns or controls a franchised dealership in the Miami Metro Area and (ii) Planet may use the Restricted Marks (except for the Licensed Marks) for the purpose of linking to Internet sites of the Automobile dealers referred to in clause (i) of this paragraph.

                      (3) Commencing on the Closing Date and ending on January 15, 2001, Engage in the Sale of Automobiles (x) from a location within the New York Metro Area or (y) online to any customer who resides in the New York Metro Area.

                          a) Notwithstanding this Section 4.4(b)(i)(3) to the
contrary, any Non-Competing Party may Engage in the Sale of Automobiles if such Automobiles bear a nameplate for which any Non-Competing Party now or hereafter controls a franchised dealership in the New York Metro Area.

                          b) Notwithstanding this Section 4.4(b)(i)(3) to the
contrary, this restriction shall cease to apply to Planet and its subsidiaries if and when there is a Change of Control of Planet. In addition, in the event that there is a Change of Control of Planet that is consummated after the Trigger Date (as defined herein) and the securities of the acquiring entity or its parent are publicly traded, then this Section 4.4(b)(i)(3) shall cease to apply to such acquiring entity and its parent, if any, as well as to the shareholders of Planet solely with respect to such shareholders' future participation, if any, in the ownership or control of such acquiring entity or its parent, if any. For the purposes hereof, "Trigger Date" shall mean the earlier of (i) ten months after the Closing Date or (ii) six months after a Buyer IPO, if any.

                          c) Notwithstanding this Section 4.4(b)(i)(3) to the
contrary, an individual Automobile dealer located outside the New York Metro Area now or hereafter controlled by a Non-Competing Party may Engage in the Sale of Automobiles to residents of the New York Metro Area, provided that such Automobiles bear a nameplate for which such individual dealer is a franchisee.

                          d) Notwithstanding this Section 4.4(b)(i)(3) to the
contrary, this restriction shall not apply with respect to Seller performing its obligations or exercising its rights under the Inventory Agreement or Seller performing its obligations, if any, under Section 4.8.

                          e) Link to Buyer Internet Site. Commencing on the
                             ---------------------------
Closing Date and ending on the first to occur of (i) January 15, 2001, (ii) an initial public offering of Planet capital stock, or (iii) a Change in Control of Planet, to the extent that Planet Operates a Consolidated Internet Site as permitted under this Section 4.4(b)(i)(3), Planet will use its best efforts to link or otherwise refer to Buyer's Internet site all customers who make inquiries on Planet's Consolidated Internet Site that Planet identifies as being residents of the New York Metro Area (either through point of purchase recognition or through customer self-selection) who are interested in purchasing Automobiles for which a Non-Competing Party does not now or hereafter control a franchised dealership in the New York Metro Area.

          (c)  Non-Solicitation. For a period commencing on the Closing Date and
               ----------------
ending on the third anniversary of the Closing Date (the "Non-Solicitation Period"), the Non-Competing Parties shall not solicit, encourage, take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging any employee of Buyer (who prior to the Closing Date was an employee of Seller) to terminate his or her employment with Buyer. Further, during the Non-Solicitation Period, the Non-Competing Parties shall not solicit or encourage any employee of Buyer (who prior to the Closing Date was an employee of Seller) to accept employment with Seller, any Non-Competing Party or any of their respective affiliates. Seller and the Shareholders represent and warrant that all persons employed by any Non-Competing Party or any affiliate thereof who operate the business being purchased by Buyer from Seller in the ordinary course prior to the Closing Date are employees solely of Seller, other than as listed in Section 4.4(c) of the Seller Schedule.

          (d)  Separate Covenants. The covenants contained herein shall be
               ------------------
construed as a series of separate covenants, one for each county, city or other area of geographic scope. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

          (e)  Acknowledgment. Seller, the Shareholders and Planet acknowledge
               --------------
that: (i) Planet is currently under the control of RMP and AHP; (ii) the goodwill associated with the Assets is reflected in the consideration for the Acquisition to be received by Seller; (iii) Seller's, the Shareholders' and Planet's agreements set forth herein are necessary to preserve the value of the Acquisition to Buyer. The parties also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable because, among other things, (x) Seller and Buyer are engaged in a highly competitive industry, (y) the Shareholders, have unique access to, and will continue to have access to, the trade secrets and know-how included in the Assets, including without limitation the plans and strategy (and, in particular, the competitive strategy) of Buyer; and (iv) Seller and the Shareholders are receiving significant consideration in connection with the Acquisition. The parties acknowledge that TED is not currently employed by or an owner of Planet or any of Planet's subsidiaries.

          (f)  Remedies. Seller, the Shareholders and Planet, on the one hand,
               --------
and Buyer, on the other hand, agree that it would be impossible or inadequate to measure and calculate the other's damages from any breach of the covenants set forth in this Section 4.4. Accordingly, Seller, the Shareholders and Planet, on the one hand, and Buyer, on the other hand, agree that if any party breaches any provision of this Section 4.4, the other will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to an order of specific performance of any such provision of this Agreement. Buyer, Seller, the Shareholders and Planet further agree that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Buyer, Seller, the Shareholders and Planet hereby expressly consent to the issuance of such injunctive relief, whether in the form of a temporary restraining order or otherwise, and to the ordering of such specific performance.

          (g)  Buyer Obligations.  Until April 15, 2001, Buyer shall refer to
               -----------------
an Internet address designated by Seller's Designee, all prospective customers who (i) Buyer knows reside in the Miami Metro Area, (ii) arrived at an Internet site controlled by Buyer through a Link or other similar access from an Internet address with a Licensed Mark as its domain name, and (iii) have expressed an interest in purchasing an Automobile.

          (h)  Definitions.  For purposes of this Section 4.4, the following
               -----------
definitions apply:

               (i) "Automobile" means new cars, new sport utility vehicles, new minivans, new trucks with gross vehicle weight less than 10,000 lbs. and any similar new motor vehicles.

               (ii) "Change of Control" means, with respect to a party: (a) the sale of all or substantially all of the assets of such party to an entity unaffiliated with such party or its shareholders prior to such transaction or
(b) the acquisition of such party by another entity unaffiliated with such party or its shareholders prior to such transaction by means of merger or consolidation resulting in the exchange of the outstanding shares of such party for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless in the case of either (a) or (b) the stockholders of such party (when aggregated with their affiliates) beneficially own at least 50% of the voting power or equity of the surviving, purchasing or resulting entity or its parent, if any, in such a transaction.

               (iii) "Consolidated Internet Site" means an Internet site that permits a user to (a) configure online (e.g., select color, options and/or accessories) an Automobile from a selection of a variety of makes and models of Automobiles and (b) obtain the sales price for the configured Automobile.

               (iv)   "Engage" means, with respect to any Restricted Activity:
(a) to engage in or conduct (whether himself or itself or as an employee, officer or director) such Restricted Activity; (b) to have any ownership interest (except for ownership of 4.9% or less) in or profits interest in (other than profits derived from ordinary course business activity unrelated to the Sale of Automobiles to the New York Metro Area), any entity engaged in such Restricted Activity; or (iii) to exercise in any material respect executive control of, any firm, partnership, corporation, entity or business (other than Buyer) that engages in or conducts such Restricted Activity.

               (v) "Exclusive Marks" means "POTAMKIN DIRECT" or "POTAMKIN AUTO CENTER," and trademarks or service marks incorporating such mark, and any confusingly similar variation thereof, including Internet domain names (whether
 .com, .net, .org or similar such extension) incorporating or based on such marks.

               (vi) "Licensor" means any of Seller, the Shareholders or Planet (or any entity controlled by or under common control with any of the foregoing) to the extent that any of such parties now or hereafter has any rights to the Marks; provided, however, that RMP and AHP represent to Buyer that no entity controlled by RMP and/or AHP or under common control with any of Seller, any Shareholder or Planet has any interest in any of the Marks.

               (vii) "Marks" means the Exclusive Marks and the Non-Exclusive Marks.

               (viii) "Miami Metro Area" means that geographic area co-extensive with the following counties in Florida: Dade County, Broward County and Monroe County.

               (ix) "New York Metro Area" means that geographic area bounded by a circle whose radius extends forty-five (45) miles from the World Trade Center in New York City, New York, and includes the facility in Nanuet, New York, operated by Seller prior to the Closing.

               (x) "Non-Exclusive Marks" means POTAMKIN.COM, and trademarks or service marks incorporating such mark, and any confusingly similar variation thereof, including without limitation Internet domain names (whether .com, .net,
 .org or similar such extension) incorporating or based on such marks.

               (xi) "Operate" means to launch to the public, control, host or manage an Internet site or series of related Internet sites.

               (xii) "Restricted Marks" means the following trademark and terms, or any confusingly similar variation thereof: "POTAMKIN," including without limitation (X) the Marks and (Y) all Internet domain names (whether
 .com, .net, .org or similar such extension) based on or incorporating such marks and terms.

               (xiii) "Sale" means any transaction involving the wholesale, retail or fleet sales or leasing of Automobiles, including any transaction whereby a person acts a dealer, broker or agent for the purchase, sale or leasing of an Automobile.

               (xiv) "Seller's Designee" means RMP, AHP or any entity designated by RMP or AHP which is under the control of RMP or AHP.

               (xv) "Term" means: (a) with respect to the Exclusive Marks, a period commencing on the Effective Date and lasting in perpetuity; and (b) with respect to the Non-Exclusive Marks, the period commencing on the Effective Date and ending on April 15, 2001.

     4.5  Right of First Offer. Prior to the date of Buyer's initial public
          --------------------
offering, if any, pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Buyer Common Stock to the public (a "Buyer IPO") and except as set forth in Section 4.5 (c), before there can be a valid sale or transfer for consideration of any of the Shares by any holder thereof (each such holder, a "Selling Shareholder"), such Selling Shareholder shall first offer such Shares to Buyer in the following manner:

          (a) The Selling Shareholder shall deliver a notice in writing to Buyer (an "Offer Notice") stating the price, terms, and conditions of such proposed sale or transfer, the number of Shares to be sold or transferred, and his or her intention to so sell or transfer such Shares. Within thirty (30) days thereafter, Buyer shall have the prior right to purchase all but not less than all of the Shares offered at the price and upon the terms and conditions stated in such notice (it being understood that Buyer may assign this right in its sole discretion).

          (b) If all of the Shares in the Offer Notice are not purchased by Buyer (or an assignee of Buyer) within a thirty (30)-day period from the date the Offer Notice is delivered by a Selling Shareholder to Buyer, the Selling Shareholder may sell or transfer to any person or persons all Shares referred to in the Offer Notice, but only within a period of sixty (60) days from the date the Offer Notice is delivered to Buyer; provided, however, that the Selling Shareholder shall not sell or transfer such Shares at a lower price or on terms more favorable to the purchaser or transferee than those specified in the Offer Notice. After said sixty (60)-day period, the foregoing procedure for first offering Shares to Buyer shall again apply if the proposed sale or transfer has not been completed.

          (c) Notwithstanding anything contained herein to the contrary, Seller and the Shareholders may transfer any of the Shares to up to twelve (12) Permitted Transferees (as defined below) in addition to the Shareholders without complying with the requirements of this Section 4.5, provided that (i) such transfer is otherwise effected in accordance with applicable securities laws,
(ii) until six months after the Closing Date, such transfer is for value no greater than $1.50 per Share,

(iii) until the earlier of (x) a Buyer IPO or (y) three years after the Closing Date, such transfer is for no greater price per Share than the fair market value as then determined by the Board of Directors of Buyer, (iv) written notice is promptly given to Buyer, and (v) such Permitted Transferee agrees to be bound by the provisions of this Section 4.5, except that all transfers by Permitted Transferees shall be aggregated with the transfers by Seller for the purpose of determining whether the maximum of twelve (12) Permitted Transferees has been met. For the purpose of this Agreement, "Permitted Transferee" shall mean a Shareholder, a family member, friend, associate, relative or affiliate of a Shareholder, or a trust or any other entity established for such Shareholder's, family member's, friend's, associate's, relative's or affiliate's benefit; provided, however, that TED may designate no more than two (2) Permitted Transferees.

          (d) Buyer shall not be required to recognize any sale or transfer or purported sale or transfer of the Shares, and any sale or transfer or purported sale or transfer of the Shares shall be null and void, unless the terms, conditions, and provisions of this Section 4.5 are observed and followed.

     4.6  Employees. Buyer shall have the right to offer employment to any
          ---------
employees of Seller (the "Designated Employees"), other than those employees of Seller, the Shareholders or their affiliates listed in Section 4.4(c) of the Seller Schedule, effective upon the Closing or at any time within a period of one hundred twenty (120) days following the Closing Date. Seller shall use all reasonable efforts to assist and encourage the transition of employment of the Designated Employees from Seller to Buyer, but shall not be obligated to incur any expenses in connection therewith. Seller will not assert a claim (of tortious interference, theft of trade secrets or otherwise) as a result of Buyer's recruitment of employees or former employees of Seller as of the date of this Agreement. Seller agrees not to rehire any of the Designated Employees hired by Buyer, whether as employees or otherwise, until the later of (i) the termination of their employment with Buyer and (ii) one hundred eighty (180) days after the Closing Date; provided, however, that if Buyer terminates the employment of any of Seller's former employees, Seller may rehire such terminated employees.

     4.7  Services Agreement. From the Closing Date until six (6) months
          ------------------
following the Closing Date, unless earlier terminated by Buyer, Seller or an affiliate of Seller shall, upon the reasonable written request of Buyer, assist Buyer in the performance of back-office accounting-related functions related to the business acquired by Buyer from Seller hereunder, including accounting and other related services. Buyer shall reimburse Seller on a monthly basis for all reasonable costs incurred by Seller or an affiliate of Seller in the performance of such services, including without limitation, an allocation of payroll expenses and out-of-pocket costs.

     4.8  Qualified Dealer Registration.
          -----------------------------

          (a) Promptly after and from time to time following the Closing, at Buyer's request, Seller shall and the Shareholders shall cause Seller to make an application and pay any necessary fees for a registration certificate to qualify Seller as a Qualified Dealer pursuant to Section 415 of New York Dealer Law and shall use their reasonable efforts to cause such certificate(s) to be issued as promptly as practicable.

          (b) From time to time following the Closing, at Buyer's written request, Seller and the Shareholders shall perform such acts as may be reasonably necessary and within their power and control to maintain the status of Buyer as a Qualified Dealer under Section 415 of New York Dealer Law to the fullest extent permitted thereunder, including without limitation filing renewal applications and paying any necessary fees. Any rights of Seller or its successor, if any, as a Qualified Dealer, upon renewal or otherwise after the Closing Date, shall automatically, by the terms of this Agreement, be transferred to Buyer without the payment of any additional consideration therefor to the fullest extent permitted under New York Dealer Law.

          (c) Promptly after and from time to time following the Closing, at the written request of Buyer, Seller shall and the Shareholders shall cause Seller to apply to transfer all of Seller's rights as a Qualified Dealer to Buyer pursuant to Section 415 of New York Dealer Law to the fullest extent permitted under New York Dealer Law and shall use their reasonable efforts to cause such transfer to occur as promptly as practicable.

          (d) As of and following the date of this Agreement, neither Seller nor any Shareholder shall, nor shall they permit any affiliate to transfer, nor shall Seller or any Shareholder suffer or permit involuntarily the transfer, of any of Seller's rights as a Qualified Dealer under Section 415 of New York Dealer Law to any person or entity other than Buyer.

          (e) Except as otherwise provided in Section 4.8(a), Buyer shall promptly reimburse Seller and the Shareholders for all of out-of-pocket expenses reasonably incurred by Seller and the Shareholders in performing their obligations under this Section 4.8.

          (f) Notwithstanding any provision to the contrary contained herein, the parties acknowledge and agree that (i) the only representations and warranties provided by Seller and the Shareholders with respect to Seller's, the Shareholders' and their affiliates' status as a Qualified Dealer under New York Dealer Law are set forth in Sections 2.14, (ii) Seller and Shareholders do not bear any risk or responsibility in the event that, a certificate registering Seller as a Qualified Dealer under New York Dealer Law is not issued to Seller, Seller is unable to transfer its status as a Qualified Dealer to Buyer, or Buyer is unable to qualify as a dealer or maintain its status as a Qualified Dealer, unless such events are caused by a breach by Seller or any Shareholder of this Agreement, and (iii) Seller and the Shareholders do not bear any risk resulting from an amendment to or repeal or interpretation of New York Dealer Law by the legislature or any Governmental Entity.

          (g) If the rights of Seller to conduct the activities of a Qualified Dealer (the "Qualified Dealer License") are not transferred to Buyer for any reason other than (i) Buyer's refusal to comply with regulations or other requirements of the New York State Department of Motor Vehicles (the "NYS DMV") necessary to obtain the Qualified Dealer License or (ii) Buyer's failing to meet any criteria established by the NYS DMV in order to qualify for a new dealer's license, then the Shareholders and Seller agree that the Broker Period (as defined in the Inventory Agreement) will be extended to a date which is the earlier of (x) the fifth anniversary of the date of this Agreement or (y) the date on which Buyer obtains the Qualified Dealer License. To the extent that the Qualified Dealer License is not issued to Buyer, at Buyer's option, Seller shall be deemed not to have transferred to Buyer hereunder rights as a Qualified Dealer, but rather, shall be deemed to have retained such rights in order to perform its obligations under this subsection (g) to the fullest extent permitted by New York Dealer Law.

     4.9  Dealership Arrangements. Buyer, Seller and the Shareholders shall use
          -----------------------
their respective reasonable efforts to facilitate Buyer's entering into supply arrangements with automobile dealerships controlled by Seller and/or the Shareholders.

     4.10 Inventory Agreement.  Buyer and Seller shall execute and deliver the
          -------------------
Inventory Agreement at the Closing.

     4.11 Real Estate Agreement.  Buyer and Seller shall execute and deliver the
          ---------------------
Real Estate Agreement at the Closing.

     4.12 Advertising Rates. Seller and the Shareholders shall use their
          -----------------
reasonable efforts to assist Buyer in obtaining local and other advertising rates equivalent to those rates paid by Seller and other dealerships located in the New York metropolitan area that are owned or controlled by any Shareholder(s).

     4.13 Public Disclosure. Upon the execution of this Agreement, the parties
          -----------------
shall release a mutually agreed upon press release regarding the public announcement of the transactions contemplated hereby in the form set forth on
Schedule 4.13. Unless otherwise required by law (including, without limitation, foreign, federal and state corporate and securities laws) and by the rules and regulations of the Nasdaq Stock Market, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (or their directors or officers) unless approved by Buyer and either AHP or RMP prior to release, provided that such approval shall not be unreasonably withheld.

     4.14 Excluded Assets. The Excluded Assets are being retained by Seller and
          ---------------
Buyer is not acquiring an interest therein. In the event that any of the Excluded Assets shall come into Buyer's possession, Buyer shall promptly provide such Excluded Assets to Seller, including, without limitation, all accounts receivable of Seller accrued prior to the Closing.

     4.15 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably
          --------------------
waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     4.16 Retention of Records. Commencing on the Closing and continuing for a
          --------------------
period seven (7) years thereafter, the parties each shall retain and make available for the other parties' reasonable use, inspection and copying, all documents and files related to the Assets and the business being acquired by Buyer from Seller pursuant to this Agreement.

     4.17 No Finders or Brokers. Each party represents and warrants to the other
          ---------------------
parties that there are no investment bankers, brokers, finders or other intermediaries which have been retained by or which have been authorized to act on behalf of such party who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     4.18 Investor Rights Agreement. Upon the issuance of Buyer's next series of
          -------------------------
Preferred Stock after the date of this Agreement, and in no event later than December 31,1999, Buyer shall amend its current Investor Rights Agreement to provide that Seller and the Shareholders and Permitted Transferees reasonably acceptable to Buyer will be and will, subject to the terms of such Investor Rights Agreement, have the rights and obligations of "Holders" under the terms of such agreement and that the Shares will be "Registrable Securities" under the terms of such agreement.

                                   ARTICLE V

                         CONDITIONS TO THE ACQUISITION

     5.1  Additional Conditions to Obligations of Seller and the Shareholders.
          -------------------------------------------------------------------
The obligations of Seller and the Shareholders to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller and the Shareholders:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date;

          (b)  Agreements and Covenants. Buyer in all material respects shall
               ------------------------
have performed or be in compliance with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, including, without limitation, delivery at the Closing of the items set forth in Section 1.5 required to be delivered by Buyer;

          (c)  No Governmental Litigation. There shall not be pending any suit
               --------------------------
by, action by or proceeding by any Governmental Entity, (i) challenging the Acquisition or any of the transactions contemplated hereby, seeking to restrain or prohibit the consummation of the Acquisition, or seeking to place limitations on the ownership of the Assets by Buyer, (ii) seeking to prohibit or materially limit the ownership or operation by Buyer of any of its affiliates of any portion of any of their respective assets (including without limitation the Assets) or businesses, or to compel Buyer or any of its affiliates to dispose of or hold separate any portion of any of their respective assets (including without limitation the Assets) or businesses, as a result of the Acquisition, or
(iii)
seeking to prohibit Buyer of any of its affiliates from effectively controlling in any material respect the Assets;

          (d)  No Injunctions or Restraints; Illegality. No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal;

          (e)  Inventory Agreement. Buyer shall have executed and delivered the
               -------------------
Inventory Agreement to Seller;

          (f)  Real Estate Agreement. Buyer shall have executed and delivered
               ---------------------
the Real Estate Agreement to Seller;

          (g)  Offer Letter; Stock Option Agreement. Buyer shall have executed
               ------------------------------------
and delivered the Offer Letter and the Stock Option Agreement to TED; and

          (h)  Certificate of Buyer. Seller and the Shareholders shall have been
               --------------------
provided with a certificate executed on behalf of Buyer to the effect that, as of the Closing, the conditions set forth in this Section 5.1 have been satisfied.

     5.2  Additional Conditions to the Obligations of Buyer. The obligations of
          -------------------------------------------------
Buyer to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by
Buyer:

          (a)  Representations and Warranties. The representations and
               ------------------------------
warranties of Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date), with the same force and effect as if made on and as of the Closing Date;

          (b)  Agreements and Covenants. Seller and the Shareholders in all
               ------------------------
material respects shall have performed or be in compliance with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, including, without limitation, delivery at the Closing of the items set forth in Section 1.5 required to be delivered by them;

          (c)  Seller Stockholder Approval. This Agreement and the Acquisition
               ---------------------------
shall have been approved and adopted by the stockholders of Seller by the requisite vote under applicable law and Seller's Organizational Documents;

          (d)  No Governmental Litigation. There shall not be pending any suit
               --------------------------
by, action by or proceeding by any Governmental Entity, (i) challenging the Acquisition or any of the transactions contemplated hereby, seeking to restrain or prohibit the consummation of the Acquisition, or seeking to place limitations on the ownership of the Assets by Buyer, (ii) seeking to prohibit or materially limit the ownership or operation by Buyer of any of its affiliates of any portion of any of their respective assets (including without limitation the Assets) or businesses, or to compel Buyer or any of its affiliates to dispose of or hold separate any portion of any of their respective assets (including without limitation the Assets) or businesses, as a result of the Acquisition, or
(iii) seeking to prohibit Buyer of any of its affiliates from effectively controlling in any material respect the Assets;

          (e)  No Injunctions or Restraints; Illegality. No temporary
               ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal;

          (f)  Inventory Agreement. Seller shall have executed and delivered the
               -------------------
Inventory Agreement to Buyer;

          (g)  Real Estate Agreement. Seller shall have executed and delivered
               ---------------------
the Real Estate Agreement to Buyer;

          (h)  Offer Letter; Stock Option Agreement. TED shall have executed and
               ------------------------------------
delivered the Offer Letter and Stock Option Agreement to Buyer; and

          (i)  Certificate of Seller. Buyer shall have been provided with a
               ---------------------
certificate on behalf of Seller and the Shareholders to the effect that, as of the Closing, the conditions set forth in this Section 5.2 have been satisfied.

                                  ARTICLE VI

                           SURVIVAL; INDEMNIFICATION

     6.1  Survival and Limitations of Claims.
          ----------------------------------

          (a) All representations and warranties in this Agreement shall survive the Closing and shall continue until (in each of the following cases, the "Expiration Date"): (i) in the case of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.8, 2.10 and 2.14 and Article III, two (2)
years after the Closing Date; (ii) in the case of the representations and warranties in Sections 2.4, the expiration of the applicable statute of limitations relative to the liability relating to such representation or warranty; and (iii) in the case of all other representations and warranties in this Agreement, one (1) year after the Closing Date.

          (b) All claims for indemnification based upon the breach of a representation or warranty in this Agreement shall be asserted by the delivery of a Claim Notice (as defined below) to the applicable breaching party(ies) no later than the applicable Expiration Date. All claims for indemnification based upon the breach of a covenant contained in this Agreement, including without limitation those contained in Section 1.2, shall be asserted by the delivery of a Claim Notice no later than five (5) years after the Closing Date; provided, however, that the five (5)-year limitation on the delivery of Claim Notices shall not apply with respect to Section 4.4(a) or with respect to claims for indemnification by any party related thereto. Furthermore, the five (5)-year limitation on the delivery of Claim Notices shall not apply with respect to claims seeking only specific performance of the obligations under Section 4.8 for the period commencing on the fifth anniversary of the Closing Date and ending on the earlier of (i) the tenth anniversary of the Closing Date or (ii) the date of Seller's liquidation.

     6.2  Indemnification.
          ---------------

          (a)  Seller's Indemnity. Subject to the limitations in this Article
               ------------------
VI, the Seller and each Shareholder, severally (each an "Indemnitor" and collectively, the "Indemnitors"), will indemnify Buyer against and agree to hold harmless Buyer from any and all damage, loss, liability, claim or obligation of any nature whatsoever and all expenses incurred in connection therewith (including any reasonable expenses of investigation and reasonable attorneys' fees and expenses) (each a "Loss") incurred by Buyer arising out of any breach of any representation or warranty, covenant of the parties other than Buyer contained in this Agreement.

          (b)  Buyer's Indemnity. Subject to the limitations in this Article VI,
               -----------------
Buyer will indemnify, defend and hold harmless Seller and each Shareholder from and against any and all Losses arising from Buyer's breach of any covenant in this Agreement. Buyer shall not be liable for any breach of representation or warranty in this Agreement other than (i) those breaches that arise from an act of fraud by Buyer or (ii) the representation that, when issued and delivered in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be free of monetary Liens created by Buyer.

          (c)  Delivery of Claim Notice; Opportunity to Cure.
               ----------------------------------------------

               (i) In the event Buyer desires to assert a claim for indemnification under this Agreement, Buyer shall deliver to each of the other parties a certificate (a "Claim Notice") signed by any officer of Buyer. In the event Seller or a Shareholder desires to assert a claim for indemnification under this Agreement such party shall deliver to Buyer a Claim Notice signed by any officer of Seller or such Shareholder, as the case may be. A Claim Notice shall (i) state that the party seeking indemnification has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and
(ii) specify in reasonable detail the individual items of Losses included in the amount so stated, the date each item was paid or properly accrued, or the basis for anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which item is related.

               (ii)   Opportunity to Cure. Following the delivery of a Claim
                      -------------------
Notice to a party, such party shall have a period of twenty (20) business days to cure any breach alleged in the Claim Notice.

          (d)  Limitation on Liability.
               -----------------------

               (i)    Shareholder Liability. Notwithstanding any provision to
                      ---------------------
the contrary contained in this Agreement, the aggregate liability of each Shareholder under this Agreement shall be capped at Four Million Dollars ($4,000,000) (the "Shareholder Liability Cap"), for a total of Twelve Million Dollars ($12,000,000) in the aggregate; provided, however, that each Shareholder may incur liability in excess of the Shareholder Liability Cap for Losses incurred by Buyer as a result of (collectively, the "Excess Losses") (i) Seller's or such Shareholder's transfer or participation in the transfer of Seller's rights as a Qualified Dealer (other than to Buyer or its successors), without the prior written consent of Buyer, or (ii) Seller's or such Shareholder's willful material failure to perform its or his obligations under
Section 4.4(b) or Section 4.8; provided, however, that (x) neither RMP nor AHP shall be liable for Seller's action if such action was caused by TED without the authority or participation of RMP or AHP and (y) TED shall not be liable for Seller's action if such action was caused by either RMP or AHP without the authority or participation of TED. The Excess Losses that RMP and AHP may each severally incur as a result of any of the items (i) and (ii) above (each of them, a "Deliberate Bad Act") shall not exceed, in the aggregate, $1,750,000 each. The Excess Losses that TED may incur as a result of any of the Deliberate Bad Acts shall not exceed, in the aggregate, $7,500,000. By way of illustration, if RMP or AHP (but not TED) breaches any of the Deliberate Bad Acts and as a result of such breach, Buyer incurs a Loss of $11,500,000, RMP and AHP would each severally be responsible for $5,750,000 of such Loss and TED would incur no liability for such Loss. By way of further illustration, if TED (but not RMP or AHP) breaches any of the Deliberate Bad Acts and as a result of such breach, Buyer incurs a Loss of $11,500,000, TED would be responsible for $11,500,000 of such Loss and RMP and AHP would incur no liability for such Loss. Each of RMP's and AHP's respective Shareholder Liability Cap and responsibility for Excess Losses shall be reduced by 50% of the Losses sustained by Buyer that are paid by Planet.

               (ii)   Shareholder Liability Several.
                      -----------------------------

                      (1) Except as otherwise provided in Section 6.2(d)(ii), the liabilities of each Shareholder hereunder shall be several and not joint and several. Except as otherwise provided in Section 6.2(d)(ii), but subject to
Section 6.2(d)(i), with respect to any Loss incurred by Buyer hereunder, each Shareholder shall only be responsible to pay his Prorata Share (as defined below) of a Loss, not to exceed in the case of each Shareholder the Shareholder Liability Cap with respect to all Losses.


                      (2) For purposes of this Agreement, the "Prorata Share" of each Loss means with respect to (x) RMP, twenty-five percent (25%) of such Loss,
(y) AHP, twenty-five percent (25%) of such Loss, and (z) TED, fifty percent (50%) of such Loss.

                      (3) Notwithstanding this Section 6.2(d)(ii) to the contrary, TED shall be responsible for the payment of all Losses incurred by Buyer as a result of the breach of a specific covenant contained in this Agreement by TED or any entity under TED's control, and neither RMP, AHP nor any entity under either of their control shall be responsible for any such Loss, unless RMP, AHP or an entity under either of their control participated in the breach of such covenant.

                      (4) Notwithstanding this Section 6.2(d)(ii) to the contrary, RMP shall be responsible for the payment of all Losses incurred by Buyer as a result of the breach of a specific covenant contained in this Agreement by RMP or AHP or any entity under the control of either RMP or AHP, and neither TED nor any entity under TED's control shall be responsible for any such Loss, unless TED or an entity under TED's control participated in the breach of such covenant. TED shall not be responsible for the payment of any Losses incurred by Buyer as a result of the breach of a specific covenant contained in this Agreement by Planet.

                      (5) Notwithstanding this Section 6.2(d)(ii) to the contrary, AHP shall be responsible for the payment of all Losses incurred by Buyer as a result of the breach of a specific covenant contained in this Agreement by AHP or RMP or any entity under the control of either AHP or RMP, and neither TED nor any entity under TED's control shall be responsible for any such Loss, unless TED or an entity under TED's control participated in the breach of such covenant.

                      (6) Notwithstanding this Section 6.2(d)(ii) to the contrary, RMP and AHP shall each be responsible for the payment of all Losses incurred by Buyer as a result of the breach of a specific covenant contained in this Agreement by an entity under their joint control (excluding Seller), and neither TED nor any other entity (including Seller) shall be responsible for any such Loss, unless TED or such entity participated in the breach of such covenant.

               (iii)  Planet Liability. The aggregate liability of Planet under
                      ----------------
this Agreement shall be capped at Eight Million Dollars ($8,000,000); provided, however, that Planet's aggregate liability shall be increased to Eleven Million Dollars ($11,000,000) in the event of Planet's willful material failure to perform its obligations under Section 4.4(b). Planet's liability cap under this
Section 6.2(d)(iii) shall be reduced by any Losses or Excess Losses paid by RMP or AHP.

               (iv)   Seller and Buyer Liability. The aggregate liability of
                      --------------------------
each of Seller and Buyer under this Agreement shall be capped at Twenty-Three Million Dollars ($23,000,000).

          (e)  Deductible. Claims for Losses made by Buyer on the one hand or
               ----------
Seller and/or the Shareholders on the other hand pursuant to this Agreement shall be payable only if the aggregate amount of all such Losses exceeds Five Hundred Thousand Dollars ($500,000), in which case the only amount of such Losses in excess of $500,000 shall be paid by Seller and/or the Shareholders to Buyer or by Buyer to the Seller and/or the Shareholders, as the case may be.

          (f)  Exceptions. Notwithstanding anything contained herein to the
               ----------
contrary, (i) the limitations on liability set forth in this Article VI, shall not apply with respect to Seller and each

Shareholder, as the case may be, if the Loss for which Buyer is seeking indemnity is for Taxes attributable to the Assets, Seller or the Shareholders for any period on or prior to the Closing Date (except that 6.2(d)(ii) shall apply) or (ii) with respect to Losses incurred by a party arising from an act of fraud by another party, the defrauded parties shall have, in addition to the rights and remedies provided herein, all other rights and remedies available to a defrauded party at law or in equity.

          (g)  Payment.
               -------

               (i)    Subject to Section 6.2(h) and paragraphs (g)(i)(1) and
(g)(i)(2) below, the Indemnitors shall promptly, and in no event later than thirty (30) days after delivery of the Claim Notice delivered by Buyer, pay to Buyer all Losses set forth in such Claim Notice, by (x) wire transfer of immediately available funds, (y) the delivery of that number of Shares equal to the amount of the applicable Loss divided by the Indemnity Value (as defined below), or (z) any combination of the foregoing.

                      (1) Notwithstanding this Section 6.2(g)(i) to the contrary, the liability, if any, of RMP and AHP with respect to Deliberate Bad Acts occurring on or prior to 15 months after the Closing Date, shall be satisfied only as follows: first, by the delivery in no event later than thirty
(30) days after delivery of the Claim Notice delivered by Buyer of that number of Shares, not to exceed 312,500 Shares in the aggregate (i.e. up to 156,250 Shares for each of RMP and AHP), equal to the amount of Buyer's Losses in respect of such Deliberate Bad Acts divided by the Indemnity Value (as defined in subclause (C) of Section 6.2(g)(iii)), and to the extent that Buyer's Losses exceed 312,500 multiplied by the Indemnity Value, then only by wire transfer of immediately available funds.

                      (2) Notwithstanding this Section 6.2(g)(i) to the contrary, the aggregate liability, if any, of RMP and AHP with respect to Deliberate Bad Acts occurring after 15 months after the Closing Date, and all liability of TED with respect to Deliberate Bad Acts whenever they shall occur shall be satisfied by only by wire transfer of immediately available funds no later than thirty (30) days after delivery of the Claim Notice delivered by Buyer.

               (ii) Subject to Section 6.2(h), Buyer shall promptly, and in no event later than thirty (30) days after delivery of the Claim Notice by Seller and/or the Shareholders, pay to Seller and/or the Shareholders, as applicable, all Losses set forth in such Claim Notice, by wire transfer of immediately available funds.

               (iii) For the purpose of this Agreement, "Indemnity Value" shall mean (A) to the extent that a Loss is paid or accrued after a Buyer IPO, the average closing price of Buyer Common Stock quoted on any exchange on which Buyer Common Stock is listed, as published in The Wall Street Journal for the ten (10) trading days prior to but not including the date of delivery of such payment or accrual of the Loss(es) set forth in the Claim Notice, (B) to the extent that a Loss is paid or accrued prior to a Buyer IPO, 0.85 multiplied by the price per share (on an as converted to Buyer Common Stock basis) at which Buyer shall have sold its then most recently issued series of Preferred Stock, and (C) to the extent a Loss arises from a Deliberate Bad Act by Seller or any Shareholder, whether paid or accrued prior to or after a Buyer IPO, 0.85 multiplied by the price per share (on an as-converted to Buyer Common Stock basis) at which Buyer sells its next issued series of Preferred Stock after the date of this Agreement. Notwithstanding the foregoing to the contrary, in no event shall the Indemnity Value be less than 0.85 multiplied by the price per share (on an as-converted to Buyer Common Stock basis) at which Buyer sells its next issued series of Preferred Stock after the date of this Agreement.

          (h)  Resolution of Conflicts; Arbitration.
               ------------------------------------

               (i) If indemnification is being sought under Section 6.2(a) from RMP, AHP and/or Seller, the Indemnitors' Agent (as defined below) shall be empowered to take all necessary and appropriate Indemnitors' Agent Action (as defined below) in respect thereof. If a party objects in writing to any claim or claims made in any Claim Notice within thirty (30) days after delivery of such Claim Notice, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the claims in the Claim Notice. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties and such memorandum shall be final, binding and conclusive upon all parties hereto.

               (ii) All disputes arising under this Agreement shall be resolved by arbitration, except that each party shall have the right to seek equitable and injunctive relief from a court of competent jurisdiction. If a dispute arises under this Agreement or if no agreement as to a party's objections to any claim in a Claim Notice can be reached, in each case after good faith negotiation, any party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until an amount is ascertained or all parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Indemnitors' Agent. In the event that, within thirty (30) days after a party submits any dispute to arbitration, the parties cannot mutually agree on an arbitrator, Buyer and the Indemnitors' Agent shall each select one arbitrator within ten (10) days following such thirty (30)-day period, and the two arbitrators so selected shall select a third arbitrator within ten (10) days following such ten (10)-day period. The arbitrator or arbitrators shall set a limited time period not to exceed forty-five (45) days and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in the Claim Notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The arbitrator(s) shall not have the authority to award a party more than that requested in the Claim Notice (except that the arbitrator may award punitive damages to Buyer only in connection with Deliberate Bad Acts, after taking into consideration the Indemnity Value) or in excess of the limitations imposed by
Section 6.2. Within ten (10) business days of any entry of a decision of the arbitrator(s) requiring payment by Buyer, Buyer shall make such payment to the Indemnitors' Agent. Within ten (10) business days of a decision of an arbitrator(s) requiring payment by any of the Indemnitors, such Indemnitors shall make such payment to Buyer.

               (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any arbitration shall be held in Wilmington, Delaware, U.S.A., under the commercial arbitration rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses of and fees of the arbitrator(s) and the administrative fees of the American Arbitration Association shall be paid.

          (i) The term "Indemnitors' Agent" shall have the meaning as set forth herein. Seller, TED, RMP and AHP agree that, in the event a claim for a Loss is made against Seller, then RMP or AHP, on the one hand, and TED, on the other hand, acting jointly, are hereby appointed as agents and attorneys-in-fact for the Seller and shall be deemed the Indemnitors' Agent for Seller when acting jointly. RMP and AHP agree that, in the event that a claim for a Loss is made against either RMP or AHP, each of RMP and AHP acting individually are hereby appointed as agent and attorney-in-fact for each other and shall be deemed to be the Indemnitors' Agent for each other. In the event that a claim for a Loss is made against TED, TED shall be deemed to be the Indemnitors' Agent for TED. The Indemnitors' Agent is empowered to give and receive notices and communications, to authorize or object to Buyer's actions (including those pursuant to this Section 6.2), to negotiate and settle any disputes with Buyer and to demand arbitration and comply with the orders of courts and awards of arbitrators with respect to such adjustments, and to take all actions necessary or appropriate in the judgment of the Indemnitors' Agent for the accomplishment of the foregoing, all to the extent set forth in this Agreement. In the case of a claim for a Loss made against Seller, RMP, AHP, or TED, such parties agree that the decisions, acts, consents and instructions of the applicable Indemnitors' Agent with regard to matters for which such Indemnitors' Agent is empowered to act on their behalf (each an "Indemnitors' Agent Action") shall be final, binding and conclusive upon such parties, as if each such party had taken such Indemnitors' Agent Action itself and on its own behalf. Buyer may rely upon any Indemnitors' Agent Action as being the decision, act, consent or instruction of the party for whom such Indemnitors' Agent acts as an agent. Buyer is hereby relieved of any liability to any person for any acts done by them in accordance with an Indemnitors' Agent Action. The Indemnitors' Agent shall not be liable for any act done or omitted as Indemnitors' Agent while acting in good faith and in the exercise of reasonable judgment. Seller hereby agrees to indemnify and hold harmless RMP, AHP and TED against any loss, liability or expense incurred without negligence or bad faith on his part as Indemnitors' Agent and arising out of or in connection with the acceptance or administration of the Indemnitors' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by him. A new Indemnitors' Agent on behalf of Seller may be appointed by the unanimous consent of RMP or AHP (to the extent alive), on the one hand, and TED (to the extent alive), on the other hand, and upon twenty (20) business days written notice to Buyer. In the event of death of an Indemnitors' Agent representing Seller, a new Indemnitors' Agent shall be appointed within fifteen (15) days (by court order if RMP or AHP, on the one hand, and TED, on the other hand, cannot agree). In the event of the death or disability of TED, TED's executor or guardian, as the case may be, may select or act as the Indemnitors' Agent on behalf of TED. In the event of the death or disability of both RMP and AHP, RMP's executor or guardian, as the case may be, may select or act as the Indemnitors' Agent on behalf of RMP, and AHP's executor or guardian, as the case may be, may select or act as the Indemnitors' Agent on behalf of AHP.

          (j)  Third-Party Claims. In the event a party becomes aware of a
               ------------------
third-party claim which such party believes may result in a Loss to such party, such party shall notify the other parties of the claim, and such parties (in the case of the Indemnitors, the notice shall be provided to the applicable Indemnitors' Agent) shall be permitted to participate in the defense of such claim. The party seeking indemnification shall have the right in its sole discretion to settle any such claim. In the event that the party from whom indemnification is sought (in the case of the Indemnitors, the Indemnitors' Agent) has consented to any settlement (which consent shall not be unreasonably withheld), the other parties shall have no power or authority to object to such party's right to indemnification for the amount of any such settlement; in the event that no consent is given to such settlement, then, provided that the consent was reasonably withheld, the arbitrator(s) shall determine the amount of the Loss subject to indemnification, without regard to the actual amount of the settlement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination. Except as provided in Section 7.2 below, this Agreement
          -----------
may be terminated and the Acquisition abandoned at any time prior to the Closing, but in no event after Closing:

          (a)  by mutual consent of Seller, the Shareholders and Buyer;

          (b) by Buyer if: (i) there shall be a final nonappealable order of a foreign, federal or state court in effect preventing consummation of the Acquisition, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

          (c) by Seller or Buyer if such party is not in material breach of its obligations under this Agreement and if the Closing has not occurred before 5:00 p.m. (California time) on October 31, 1999;

          (d) by Seller or Buyer if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental Entity, which would: (i) prohibit Buyer's ownership or operation of all or any portion of the Assets or (ii) compel Buyer or Seller to dispose of or hold separate all or a portion of the business or assets

(including without limitation the Assets) of Buyer or any of its affiliates as a result of the Acquisition;

          (e) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any covenant or agreement contained in this Agreement on the part of Seller or any Shareholder and such breach has not been cured within twenty (20) business days after written notice to Seller and the Shareholders; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (f) by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within twenty (20) business days after written notice to Buyer; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; and

          (g) by Buyer if the required approvals of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders, duly convened therefor or at any adjournment thereof.

Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     7.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
prior to Closing, this Agreement shall become void and there shall be no liability or obligation on the part of Buyer, Seller or the Shareholders, or the respective officers, directors or stockholders of Buyer or Seller, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 4.1, 4.2, 6.2(h), and this Section 7.2 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     7.3  Amendment. Except as is otherwise required by applicable law after the
          ---------
stockholders of Seller approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.4  Extension; Waiver. At any time prior to the Closing, Buyer and Seller
          -----------------
may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.5  Effect of Closing. Effective upon Closing, this Article VII shall be
          -----------------
of no further force or effect and claims may not be asserted by any party.


                                 ARTICLE VIII

                              GENERAL PROVISIONS
                              ------------------

     8.1  Specific Performance. The parties agree that irreparable damage would
          --------------------
occur in the event that any of the post-Closing covenants contained in Sections 1.1, 1.3, 4.4 and 4.8 were not performed in accordance with their specific terms or were otherwise breached. Moreover, each party's post-Closing obligations under the foregoing Sections of this Agreement are unique. If any party should default in its obligations under those post-Closing covenants contained in Sections 1.1, 1.3, 4.4 or 4.8, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of those post-Closing covenants contained in Sections 1.1, 1.3,
4.4 or 4.8 and, subject to Section 8.8, to enforce specifically such provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy provided under this Agreement.

     8.2  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given (i) when received if delivered personally or
(ii) the next day if delivered overnight by commercial delivery service, or
(iii) three (3) days after mailing by registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)  if to Seller or the respective Shareholders to:

               Robert M. Potamkin
               7714 Fisher Island Drive
               Fisher Island, FL  33109

               Alan H. Potamkin
               Casaurina Concourse
               Coral Gables, FL  33143

               Ted Bessen
               101 W. 79th Street, Apt. 4G
               New York, NY  10024

               with copies to:

               Kleinbard, Bell & Brecker, LLC
               1900 Market Street, Suite 700
               Philadelphia, PA 19103
               Attention:  Murray I. Blackman, Esq.

               Elias, Goodman, Shanks & Zizmor, LLP
               370 Lexington Avenue, 19th Floor
               New York, NY  10017
               Attention:  Andrew S. Zizmor, Esq.

               The Potamkin Companies
               130 Spruce Street, Suite 30B
               Philadelphia, PA 19106
               Attention: John P. Hickey, Esquire

          (b)  if to Buyer, to:

               CarsDirect.com, Inc.
               4312 Woodman Avenue, 3rd Floor
               Sherman Oaks, CA 91423
               Attention: Chief Financial Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attention: Marty Korman, Esq.
                          Cynthia M. Greene, Esq.

     8.3  Interpretation. When a reference is made in this Agreement to
          --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5  Entire Agreement; Nonassignability; Parties in Interest.
          -------------------------------------------------------

          (a) This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and may be amended only by a writing signed by the parties; (ii) are not intended to confer upon any other person or entity (including without limitation any stockholder, affiliate or creditor of the parties) any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except as otherwise specifically provided herein.

          (b) Buyer may not, without the prior written consent of Seller's Designee, sell, assign, grant or otherwise transfer the Marks, except that Buyer shall have the right to:

               (i) assign the Marks to any purchaser of substantially all of its assets or capital stock so long as (i) such assignment is within the scope of, is subject to the limitations set forth in, and otherwise complies with, this Agreement; and (ii) such purchaser or successor executes and delivers to Seller's Designee a written agreement to be bound by the terms of Sections 4.4(a), 4.4(d), 4.4(e), 4.4(f), 4.4(g), and 4.4(h), Article VI (as it relates to the performance of such obligations) and Article VIII of this Agreement; and

               (ii) sublicense (with right of further sublicense) any or all of the Marks to any of its wholly-owned subsidiaries (now or hereafter existing) so long as: (i) such sublicense is within the scope of, is subject to the limitations set forth in, and otherwise complies with, this Agreement; (ii) Buyer remains responsible for all of Buyer's and any sublicensees' obligations under this Agreement; and (iii) each sublicensee executes and delivers to Seller's Designee a written agreement to be bound by the terms of Sections 4.4(a), 4.4(d), 4.4(e), 4.4(f), 4.4(g), 4.4(h), Article VI (as it relates to the performance of such obligations), and Article VIII of this Agreement.

     8.6  Severability. In the event that any provision of this Agreement, or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Remedies Cumulative; Attorneys' Fees. Any and all remedies herein
          ------------------------------------
expressly conferred upon a party will be deemed cumulative with and not exclusive, of any other remedy conferred hereby, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy conferred hereby. In the event of any action arising out of this Agreement, the prevailing party(ies) shall be entitled to recover reasonable attorney's fees and other reasonable costs incurred in connection therewith. All of the remedies of the parties are set forth herein and are subject to the limitations provided for herein; provided, however, that with respect to losses incurred by a party arising from an act of fraud by a party, the defrauded party(ies) shall have, in addition to the rights and remedies provided herein, all other rights and remedies available to a defrauded party at law or in equity.

     8.8  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. Notwithstanding the foregoing to the contrary, all disputes among the parties based upon or arising out of this Agreement or the matters contemplated herein will be resolved pursuant to Section 6.2, except that each party may enforce an arbitration award and seek equitable and injunctive non-monetary relief from a court located in the State of Delaware.

     8.9  Rules of Construction. The parties agree that they have been
          ---------------------
represented by counsel during the negotiation, preparation and execution of this Agreement and have each participated in the drafting of this Agreement, and therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                 (Remainder of page intentionally left blank).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                        "BUYER"

                                        CARSDIRECT.COM, INC.

                                        By: /s/ Scott Painter
                                            ------------------------------------
                                        Name: Scott Painter
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------


                                        "SELLER"


                                        POTAMKIN AUTO CENTER, LTD.

                                        By: /s/ Ted M. Bessen
                                            -----------------------------------
                                        Name: Ted M. Bessen
                                              ---------------------------------
                                        Title: President
                                               --------------------------------


                                        "SHAREHOLDERS"



                                        /s/ Robert M. Potamkin
                                        ---------------------------------------
                                        Robert M. Potamkin

                                        /s/ Alan H. Potamkin
                                        ---------------------------------------
                                        Alan H. Potamkin

                                        /s/ Ted M. Bessen
                                        ---------------------------------------
                                        Ted M. Bessen


                       *****ASSET PURCHASE AGREEMENT*****

                                        The undersigned hereby agrees to the
                                        provisions of Section 4.4, Article VI
                                        and Article VIII as they relate to the
                                        undersigned and its subsidiaries.

                                        "PLANET"

                                        PLANET AUTOMOTIVE GROUP, INC.

                                        By:  /s/ Robert M. Potamkin
                                            ------------------------------

                                        Name:  Robert M. Potamkin
                                              ----------------------------

                                        Title:  Co-CEO and Co-Chairman
                                               ---------------------------